Exhibit 10.13

2016 Executive Bonus Plan

This plan document outlines the Blucora Executive Bonus Plan (the “Plan”) for calendar year 2016. To the extent any provision of this Plan conflicts with any provision of an Executive’s employment agreement, then such employment agreement will control.

PLAN OBJECTIVES

•
Provide variable pay opportunities and targeted total cash compensation that are (a) aligned with key financial drivers, and (b) otherwise consistent with the total cash compensation philosophy outlined from time to time by the Compensation Committee of the Compensation Committee of Blucora’s Board of Directors (“Compensation Committee”).

•	Increase the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational and individual success.

•	Create internal consistency and standard guidelines among the executive peer group.

EFFECTIVE PERIOD
The Plan is effective for calendar year 2016 and may be changed at any time at the sole discretion of the Compensation Committee.

PARTICIPATION ELIGIBILITY, BONUS TARGETS AND PAYOUT TIMING
The positions eligible for participation in the Plan are listed in the table below. Each participant’s annual bonus target, which is stated as a percentage of annual base salary, is also set forth in the table below. If the executive leadership team changes, any additions to the Plan will be recommended by the CEO and approved by the Compensation Committee. Payment of bonuses awarded under this Plan will be made annually, following the conclusion of the calendar year.

Job Title	Target Bonus %
President and Chief Executive Officer	100%
Chief Financial Officer and Treasurer	60%
Chief Legal and Administrative Officer	60%
Executive Vice President, Human Resources	35%
President, TaxACT	60%
President and Chief Executive Officer, HD Vest	100%
President, InfoSpace*	60%
President, Monoprice*	60%
* Paid pro rata upon close of the sale of such business unit, subject to the sole discretion of the Compensation Committee

PLAN DESIGN
The Plan includes financial performance components and a discretionary component that is based on individual objectives and the CEO’s (or, with respect to the CEO, the Compensation Committee’s) subjective evaluation of that individual’s performance. The financial performance components and the weighting of the discretionary component differ among plan participants as noted in the table below.

Job Title /	Financial Components								Discretionary
Bonus Payment Scale	BCOR Revenue	BCOR Adj EBITDA	Segment Revenue	Segment Income	Total Efiles	Fee Based Inflows	TTM Production Churn	New Advisors	Component
President and CEO / A	30%	50%*							20%
CFO and Treasurer / A	30%	50%*							20%
Chief Legal & Administrative Officer/A	30%	50%*							20%
EVP, Human Resources / A	30%	50%*							20%
Pres., TaxACT / A			20%	30%*	30%				20%**
Pres and CEO, HD Vest / A			20%	30%*		15%	5%	10%	20%**
Pres., InfoSpace / B			50%	50%*
Pres., Monoprice / B			50%	50%*

* Pre-bonus
** Discretionary component for Presidents of TaxAct and HD Vest tied to synergy achievement

Each financial component may be achieved at a payout percentage ranging from 0 to 165% and the discretionary component may be achieved at a payout percentage ranging from 0% to 100%, with the result that the aggregate maximum payout level under the Plan for each executive is 152%. The relevant Executive Bonus Payment Scale set forth in the Bonus Scales section is applied to determine the payout percentage of the financial performance components. The financial performance component targets at 100% match the corresponding operating plans for HDV, TaxAct and corporate opex approved by the Board of Directors. The level of achievement of the discretionary component is subjectively determined on an annual basis by the CEO (or, with respect to the CEO, by the Compensation Committee). Efile targets shall be adjusted based on actual overall market performance relative to the assumptions for overall market performance in the budget model.

Financial Targets

The financial performance components used to determine the bonus achievement are defined below. All components that are subject to normalization (e.g., removal of non-recurring expenses and/or revenue) shall only be so adjusted by the Compensation Committee, in its sole discretion.

•	BCOR Revenue: Consolidated, externally reported Revenue

•	BCOR Adjusted EBITDA: Consolidated, externally reported EBITDA, normalized for internally developed software and other non-operational items

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•	Segment Revenue or Income (as applicable): Externally reported Income or Revenue for the applicable segment, with Income normalized for internally developed software and other non-operational items

•
Total Efiles: Combination of: 1) number of online and desktop accepted efiles generated through the consumer tax preparation site/software during the IRS designated filing season, AND 2) accepted efiles generated through the professional tax preparation software during the IRS designated filing season

•	Fee Based Inflows: Actual new fee based assets relative to plan

•
TTM Production Churn: Sum of the annualized production loss associated with advisor terminations in the calendar year, measured based on the calendar month the termination occurred, using the trailing twelve month total production

•	New Advisors: Actual new advisors onboarded onto the HD Vest platform relative to plan

Bonus Scales

The applicable Executive Bonus Payment Scale below will be used to calculate the available amounts to be paid to each executive based on the financial performance components.

Executive Bonus Payment Scale A (BCOR, TaxAct, HD Vest)
Bonus Level	Financial Performance vs. Target	Bonus Payout Percentage	Added Payout Rate Per 1% Attainment
Below Minimum	0% - 89%	0.0%	----
Decelerated	90% - 94%	50.0% - 86%	9.0%
1:1	95% - 105%	95% - 105.0%	----
Accelerated	106% - 110%	117.0% - 165.0%	12.0%
Maximum	> 110%	Capped at 165.0%	----

Executive Bonus Payment Scale B (InfoSpace, Monoprice)
Performance Level	Financial Performance vs. Target	Bonus Achievement Percentage	Added Payout Rate Per 1% Attainment
Below Minimum	0% - 89%	0.0%	----
Decelerated	90% - 99%	50.0% - 95.0%	5.0%
1:1	100% - 150%	100% - 150.0%	----
Maximum	> 150%	Capped at 150.0%	----

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•	Rounding. Performance results will be rounded up to the nearest whole percentage point. For example, if the calculated performance achievement percentage is 79.1%, it will be rounded up to 80%.

•
Performance Thresholds. There will be no payout for a financial performance component if the minimum specified threshold is not achieved. However, if the threshold for one financial performance component is not achieved, a bonus may still be earned on the other financial performance component(s), provided performance for that measure achieves the applicable threshold. The discretionary component is independent of the financial performance components, and may be awarded whether or not the threshold for any financial performance components has been met.

•
Acceleration Below and Above Target. For determining bonus achievement percentage where a range is indicated in the financial performance vs. target column, the whole percentage point of financial performance achieved is mapped to the corresponding bonus achievement percentage using a linear scale between the low and high points in the range.

EMPLOYMENT REQUIREMENTS
In order to be eligible for a bonus payment under the Plan, and for a bonus to be considered earned under the Plan, participants must be employed at the end of the fiscal year; provided, however, that if a participant’s employment is terminated during the year “without Cause” or by the participant for “Good Reason” or due to “Constructive Termination” as such terms are defined in the applicable participant’s employment agreement, then the participant will be entitled to accrued bonus as of the date of his or her termination. Accrued bonus will be calculated as (a) pro-rata achievement of financial performance components based on the then-current annual forecast and (b) pro-rata achievement of the discretionary component at the level communicated at the conclusion of the semi-annual measurement period, or with respect to any measurement period that has not yet been completed and communicated, achievement of the discretionary component at the level subjectively determined by the CEO (or, with respect to the CEO, the Compensation Committee).

APPROVAL
All bonus payments made to executives will be submitted to the Compensation Committee for final approval. The Compensation Committee may adjust the final bonus amount as it deems appropriate. The Committee has sole discretion to adjust bonus awards to reflect changes in the industry, company, the executive’s job duties or performance, or any other circumstance the Committee determines should impact bonus awards.

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